EXHIBIT 10.14


















                                SUPPLY AGREEMENT

                           DATED AS OF AUGUST 3, 1997

                                     BETWEEN

                                 RICHFOOD, INC.

                                       AND

                           UKROP'S SUPER MARKETS, INC.

                                TABLE OF CONTENTS






Section 1.  Definitions.........................................................................................  1

Section 2.  Purchase and Supply Commitments.....................................................................  3
         2.1  Purchases of Products.............................................................................  3
         2.2  Orders and Deliveries.............................................................................  3
         2.3  Private Label.....................................................................................  4
         2.4  Force Majeure.....................................................................................  4

Section 3.   Pricing............................................................................................  5
         3.1  Product Pricing; Fees; Other Terms................................................................  5
         3.2  Revision of Certain Fees..........................................................................  6

Section 4.   Richfood Covenants.................................................................................  6
         4.1  General Covenants.................................................................................  6
         4.2  Covenant to Supply................................................................................  7
         4.3  Service Levels....................................................................................  8

Section 5.  Company Covenants; Security for Payment Under Certain Circumstances.................................  8
         5.1  General Covenants.................................................................................  8
         5.2  Annual Financial Statements; Notice of Security Events............................................  9
         5.3  Security for Payment Under Certain Circumstances.................................................. 10

Section 6.  Term; Cancellation; Consideration For Agreement; Liquidated Damages................................. 11
         6.1  Term.............................................................................................. 11
         6.2  Cancellation...................................................................................... 11
         6.3  Consideration for Agreement....................................................................... 12
         6.4  Liquidated Damages................................................................................ 12

Section 7.  Notices............................................................................................. 14

Section 8.  Benefit and Assignment.............................................................................. 15

Section 9.  Stores Covered; Right of First Refusal.............................................................. 15
         9.1  Stores Covered.................................................................................... 15
         9.2  Grant of Right of First Refusal................................................................... 15

Section 10.  Miscellaneous Provisions........................................................................... 18
         10.1  Entire Agreement................................................................................. 18
         10.2  Severability..................................................................................... 18
         10.3  Headings......................................................................................... 18
         10.4  Time is of the Essence........................................................................... 18
         10.5  Confidentiality.................................................................................. 19
         10.6  Governing Law.................................................................................... 19

Signatures.......................................................................................................20


EXHIBITS:
         Exhibit A    --  Current Ukrop's Stores
         Exhibit B    --  Richfood Selling Program






                                SUPPLY AGREEMENT
                  Supply Agreement (the "Agreement"), made as of the 3rd day of August, 1997, by and between RICHFOOD, INC., a Virginia corporation
("Richfood"), having its principal office at 8258 Richfood Road, P. O. Box
26967, Richmond, Virginia 23261, and UKROP'S SUPER MARKETS, INC., a Virginia corporation (the "Company"), having its principal office at 600 Southlake
Boulevard, Richmond, Virginia 23236.
                              W I T N E S S E T H:
                  WHEREAS, the Company desires to have Richfood supply certain products and provide certain services to the Company for all retail stores operated or to be operated by the Company and its affiliates within Richfood's service area, and the Company desires to purchase such products and services from Richfood on the terms and conditions contained herein; and
                  WHEREAS, Richfood is a full line supplier capable of supplying the Company's requirements for products and services as contemplated in this Agreement;
                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:





                   Section 1. Definitions. The following terms shall have the meanings specified when used in this Agreement:
                  "Change in Control" shall be deemed to have occurred if at any time the Shareholders (and their respective spouses, parents, children, grandchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and any trust established for the sole benefit of and controlled by any of the foregoing) cease to own beneficially, directly or indirectly, at least two-thirds of the issued and outstanding shares of voting common stock of the Company.
                  "Purchase Obligation" shall mean the Company's obligation, subject to all of the terms and conditions of this Agreement, to purchase from Richfood after the date hereof goods for resale in the Stores with a net cost
(after all applicable discounts and rebates) of $1.2 billion, and to pay
Richfood for such goods in accordance with the terms of this Agreement.
                  "Security Event" shall mean the occurrence and continuation of
(a) a Change in Control, or (b) any non-waived event of default or any event which, with the giving of notice or lapse of time, would constitute an event of default under (i) any agreement(s) for borrowed money or instrument(s) evidencing money borrowed or other payment obligations or liabilities with respect to which the Company is an obligor, debtor or guarantor, (ii) any security issued by the Company or any subsidiary or other entity controlled by the Company, or (iii) any material lease of real or personal property or any other contract material to the Company's operations to which the Company is a party; provided, however, that the matters specified in this clause (b) shall not constitute a Security Event if the matter(s) involved represent an aggregate liability of less than $5.0 million.
                  "Shareholders" shall mean the individuals identified as such on the signature page to this Agreement, being the holders of all of the issued and outstanding voting common stock of the Company.
                  "Stores" shall have the meaning given in Section 9.2 hereof.
A schedule of those Stores currently being operated by the Company is set forth as Exhibit A hereto.

                   SECTION 2.  PURCHASE AND SUPPLY COMMITMENTS

                   2.1 Purchase of Products.The Company agrees that, subject to the provisions of Section 2.4 below, it shall utilize Richfood as its principal source of wholesale supply for the Stores for each of its fiscal quarters during the term of this Agreement.
                   2.2. Orders and Deliveries. The Company shall place orders for goods in accordance with such procedures as Richfood and the Company may mutually agree upon from time to time. Goods will be delivered to the Stores for which the Company orders the goods, unless the Company otherwise reasonably directs. Delivery schedules on a basis competitive with other full line suppliers within the Company's market shall be mutually agreed upon, and shall be mutually reviewed periodically to ensure efficient delivery services.
Notwithstanding the foregoing, it is expressly understood that the Company shall have the right to accept delivery of goods at Richfood's dock and make separate arrangements for the transportation of such goods. The parties acknowledge that Richfood's obligation to supply goods hereunder shall not be construed to constitute an obligation to supply any particular item or class of items to the Company.
                  2.3. Private Label. Subject to the other terms and conditions of this Agreement, Richfood agrees to supply the Company's requirements for the Company's "TOPCO" private label and "TOPCO" controlled brand goods hereunder;
provided, however, that upon any termination of this Agreement, the Company shall promptly purchase all stocks of such private label and controlled brand goods held by Richfood or which Richfood is committed to purchase, at a purchase price equal to Richfood's then current sales price, together with all stocks of printed labels for such goods held by Richfood or its suppliers, at a purchase price equal to the cost for such labels.
                  2.4. Force Majeure. Notwithstanding any other provision of this Agreement, in the event that producers or manufacturers establish allocations or restrictions on quantities of goods available to Richfood, or if service at the facilities of either Richfood or the Company is interrupted by reason of labor disputes (including lockouts), riots, insurrection, war, adverse weather, acts of God, electrical or mechanical malfunction, shortages or unavailability of equipment or supplies or labor, or other causes beyond the reasonable control of either Richfood or the Company, whether similar or dissimilar to the foregoing (collectively, a "Delay"), the performance of the affected party shall be excused to the extent, but only to the extent, it is delayed, hindered or prevented by any such Delay. In the event a Delay that excuses one party's performance hereunder results in a complete cessation of purchases by the Company or sales by Richfood for a period of 120 consecutive days, then the other party may, at its option, terminate this Agreement by giving notice of termination on or before the 15th day following the expiration of such 120 day period pursuant to Section 7 hereof.
                   Section 3. Pricing. Richfood's overall prices and terms to the Company shall be at least as favorable as the prices and terms offered by Richfood to other chain customers served by Richfood's Virginia Division, and shall be determined in accordance with the following provisions: .
                  3.1 Product Pricing; Fees; Other Terms.
                  (a) Product pricing, fees, billing and payment terms and certain other terms and conditions governing Richfood's sale of goods and provision of services to the Company hereunder shall be determined on the basis described in Exhibit B (Richfood Selling Program) attached hereto, it being understood that: (i) the fee schedules included in Section A of Exhibit B may only be revised by Richfood in accordance with Section 3.2 of this Agreement;
and (ii) all other provisions of Exhibit B are subject to revision by Richfood from time to time and shall be binding on the parties hereto as so revised, so long as such revisions apply to all other chain customers served by Richfood's
Virginia Division.
                  (b) In the event that the Company shall fail to pay Richfood in accordance with the payment terms governing any shipment of goods (other than in connection with a dispute between the parties arising in the ordinary course of business with respect to invoicing or similar matters, which dispute is then being negotiated in good faith) then Richfood, in addition to its rights under
Section 6.2 of this Agreement, may suspend shipments to the Company for so long as such failure remains uncured.
                  3.2 Revision of Certain Fees. From and after the second anniversary of the effective date of this Agreement and upon thirty (30) days' prior written notice to the Company, Richfood may revise from time to time the fee schedules set forth in Section A of Exhibit B hereto for warehousing and delivery services and other support services to reflect changes in Richfood's fuel, utilities and insurance costs, provided that any such revisions shall be mutually agreed upon by Richfood and the Company (it being understood that it is the intent of the parties that any such increases shall reflect the extent, if any, by which increases in such fuel, utilities and insurance costs exceed the percentage increase after the date hereof in the Commerce Department's "Consumer
Price Index -- All Food Goods" as published from time to time).
                  Section 4.   Richfood Covenants
                  4.1 General Covenants. Richfood hereby represents and warrants to the Company that: (i) Richfood is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance by Richfood of this Agreement are within the corporate power of Richfood and have been duly authorized by all necessary corporate action of Richfood; (iii) the execution, delivery and performance by Richfood of this Agreement do not and will not conflict with or violate any law, judgment, order or decree binding on Richfood or the Articles of Incorporation or Bylaws of Richfood or any contract or agreement to which Richfood is a party or by which it is bound; (iv) no consent of any person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or required to be made or obtained by Richfood in connection with the execution and delivery by Richfood of this Agreement or the performance by Richfood of its obligations hereunder; (v) this Agreement constitutes a valid and binding obligation of Richfood, enforceable against Richfood in accordance with its terms; and (vi) there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of Richfood, proposed or threatened against Richfood or relating to the business, assets or properties of Richfood which, if adversely determined, would materially and adversely affect the ability of Richfood to perform its obligations hereunder.
                  4.2. Covenant Supply. During the term hereof, Richfood shall maintain on hand inventories of goods of a type and quantity sufficient to satisfy the normal and customary needs of a retail supermarket chain of the size and character of the Company. Subject to the terms and conditions of this Agreement, Richfood shall promptly fill all the Company orders for goods.
Richfood shall maintain throughout the term of this Agreement an efficient distribution network servicing the geographic area in which the Stores are presently operated.
                   4.3. Service Levels. Richfood agrees that, subject to the provisions of Section 2.4 hereof, it will provide in-stock service levels on available items to the Company at no less than 96% of the Company's requirements.
                    Section 5. Company Covenants; Security For Payment Under
Certain Circumstances.
                    5.1 General Covenants. The Company hereby represents and warrants to Richfood that: (i) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia with full corporate power to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance by the Company of this Agreement are within the corporate power of the Company and have been duly authorized by all necessary corporate action of the Company; (iii) the execution, delivery and performance by the Company of this Agreement do not and will not conflict with or violate any law, judgment, order or decree binding on the Company or the Articles of Incorporation or Bylaws of the Company or any contract or agreement to which the Company is a party or by which it is bound;
(iv) no consent of any person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations hereunder; (v) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (vi) there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against the Company or relating to the business, assets or properties of the Company which, if adversely determined, would materially and adversely affect the ability of the Company to perform its obligations hereunder.
                       5.2 Annual Financial Statements; Notice of Security
Events. (a) As soon as available, the Company shall provide to Richfood copies of its audited consolidated balance sheet as of the end of such year, and the related audited consolidated statements of earnings, changes in stockholders' equity and cash flows, together with the corresponding figures as of the end of, and for, the previous fiscal year. All such financial statements shall be audited by independent certified public accountants of recognized standing and certified by them as having been prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be accompanied by a certificate signed by the chief financial or accounting officer of the Company to the effect that such financial statements fairly present the financial condition and results of operations of the Company in conformity with generally accepted accounting principles consistently applied.
                  (b) During such time as this Agreement remains in effect, the Company shall notify Richfood promptly upon the occurrence of any Security Event or any event that, with the giving of notice or passage of time, would constitute a Security Event.
                  5.3. Security for Payment Under Certain Circumstances. Upon the occurrence and during the continuation of any Security Event, the Company shall provide Richfood, at the Company's sole expense, with a duly perfected first priority security interest in shares of common stock of Richfood Holdings, Inc. (or such other collateral that may be mutually acceptable to Richfood and the Company) with a fair market value (determined by reference to the closing price for such common stock as reported on the New York Stock Exchange composite tape for the twenty trading days preceding the date of such pledge) equal to at least 100% of the sum of (i) the amount of the Company's average maximum account payable balance to Richfood from time to time for purchases through Richfood, plus (ii) the amount that would then be payable as liquidated damages under
Section 6.4 upon any termination of this Agreement. Upon the termination of all outstanding Security Events, Richfood shall fully cooperate with the Company to cause the release of any security interest granted hereunder.
                  Section 6. Term; Cancellation; Consideration For Agreement;
Liquidated Damages
                  6.1. Term. The term of this Agreement shall commence on the date hereof and shall expire, without any further action by the parties hereto, on such date that the Company has satisfied the Purchase Obligation.
                  6.2. Cancellation. Either Richfood or the Company may cancel this Agreement: (i) immediately upon the filing of a petition for relief by the other party in a voluntary proceeding under applicable federal or state bankruptcy law or like laws for the protection of debtors or upon the application of the other party to any court or administrative agency of competent jurisdiction for the appointment of a receiver or trustee for the administration of such party's affairs; (ii) upon the filing of a petition for relief with respect to the other party in an involuntary proceeding under applicable federal or state bankruptcy law or like laws for the protection of debtors or upon the application by a third party to any court or administrative agency of competent jurisdiction for the appointment of a receiver or trustee for the administration of the affairs of the other party, if such petition or application is not dismissed within thirty days; or (iii) following the breach of any material obligation hereunder by the other party, if such breach is not cured within thirty days following notice thereof to the breaching party. In addition, Richfood may cancel this Agreement following any failure by the Company to pay Richfood in accordance with the payment terms governing any shipment of goods (other than in connection with a dispute between the parties arising in the ordinary course of business with respect to invoicing or similar matters, which dispute is then being negotiated in good faith), if such failure is not cured within seven days after the due date for such payment. Cancellation shall be effected by the delivery of notice of cancellation in accordance with
Section 7 hereof.
                  6.3 Consideration for Agreement. In consideration of the respective obligations of the parties hereunder, Richfood hereby agrees to pay to the Company by wire transfer of immediately available funds upon the execution hereof the sum of [Redacted Pursuant To Rule 24b-2 Under The
Securities Exchange Act, As Amended](the "Incentive Payment"), such Incentive
Payment being subject to refund as liquidated damages upon early termination of this Agreement as set forth in Section 6.4 hereof.
                  6.4. Liquidated Damages. (a) The parties understand that
Richfood's commitment to supply the specified requirements of the Company will require an allocation of resources by Richfood that would not be practical if the Company were to purchase less than such specified requirements from Richfood. The parties agree that the Company's failure to perform its obligations hereunder will cause damage to Richfood that will be difficult or impossible to prove accurately and, therefore, with the intention of providing a fair and reasonable formula to calculate the amount of such damage, the parties agree that upon Richfood's cancellation of this Agreement pursuant to Section
6.2 of this Agreement, the Company will pay Richfood as liquidated damages an amount equal to two hundred percent (200%) of the pro rata portion of the Incentive Payment attributable to the balance of the term hereof. The pro rata portion of the Incentive Payment attributable to the balance of the term hereof shall be calculated by multiplying the amount of the Incentive Payment by a fraction, the numerator of which shall equal $1.2 billion minus the dollar amount of the Company's purchases of goods from Richfood for resale in the Stores after the date hereof (after all applicable discounts and rebates), and the denominator of which shall be $1.2 billion.
                  (b) Interest shall accrue on amounts payable hereunder from thirty (30) days following the date of termination until paid at the prime rate as established from time to time by Crestar Bank, Richmond, Virginia, plus 2%, or the maximum rate legally permissible, if less. Upon payment of the amounts specified in this Section 6.4, the Company shall have no further liability to Richfood hereunder, it being understood that the provisions of this Section 6.4 constitute the sole remedy of Richfood with respect to any violation of the terms of this Agreement by the Company; provided, however, that payment of the amounts provided in this Section 6.4 shall not excuse the obligations of the Company to pay the purchase price for any goods purchased through Richfood, to refund any C.E.S. earnings under the circumstances specified in Exhibit B hereto or to make any other payment specifically provided for herein.
                   Section 7. Notices
                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given upon receipt if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, air courier or telecopy, addressed as follows:

                  (a)  If to Richfood:

                       Richfood, Inc.
                       P. O. Box 26967
                       Richmond, Virginia 23261
                       Attention:  President & Chief Executive Officer

                       With a Copy to:

                       Hunton & Williams
                       Riverfront Plaza, East Tower
                       951 E. Byrd Street
                       Richmond, Virginia 23219
                       Attention:  Gary E. Thompson, Esq.


                  (b) If to the Company:

                       Ukrop's Super Markets, Inc.
                       600 Southlake Boulevard
                       Richmond, Virginia  23236
                       Attn:  Vice Chairman & Chief Executive Officer

                       With a Copy to:

                       Ukrop's Super Markets, Inc.
                       600 Southlake Boulevard
                       Richmond, Virginia  23236
                       Attn:  Chief Financial Officer

or to such other address as may be specified by any party in a notice to the other party in accordance with this Section.

                  Section 8.  Benefit And Assignment
                  The terms and provisions of this Agreement shall bind, and be enforceable by or against, the parties hereto and their successors and permitted assigns. Subject to Section 9.2 hereof, the rights and obligations of either party to this Agreement shall be automatically assigned in their entirety to any successor to all or substantially all of the property or business of such party
(by operation of law or otherwise); provided, however, that no such assignment shall release either party hereto from liability hereunder. This Agreement may not be otherwise assigned.
                 Section 9. Stores Covered; Right Of First Refusal.
                 9.1 Stores Covered. This Agreement will apply to all retail stores now or hereafter operated under any trade name by the Company or any other entity controlling, controlled by, or under common control with the Company, that are located within the geographic area served by Richfood (the
"Stores"); provided, however, that no retail stores owned by an unaffiliated third party at the time such person acquires a controlling interest in the Company will be subject to this Agreement solely by virtue of such ownership.
                9.2 Grant of Right of First Refusal. (a) The Company agrees that it will not sell, lease, transfer, assign or otherwise alienate, by operation of law or otherwise, the assets or business of any Store (the foregoing being collectively referred to as a "Store Sale"), except for (i) sales of inventory and equipment in the ordinary course of business, (ii) sales of Stores in transactions accounted for as sale-leasebacks in accordance with generally accepted accounting principles, where the term of the Company's lease for such Store is reasonably expected to extend beyond the term of this Agreement, (iii) sales of Stores (including, without limitation, the Company's Walmsley Store) that have been or will be replaced by another Store, which replacement Store is located within the marketing area of the Store to be sold and (iv) bona fide sales made in compliance with subsection (c) of this Section.
                  (b)(i) The Shareholders jointly and severally agree that they will not sell, transfer, pledge, hypothecate, divide, assign, grant options on or otherwise alienate, by operation of law or otherwise, any shares of voting common stock of the Company (the foregoing being collectively referred to as a "Stock Transfer"), and (ii) the Company and the Shareholders jointly and severally agree that the Company will not issue any additional shares of its voting common stock or grant any rights, options or warrants with respect to any shares of its voting common stock (the foregoing being collectively referred to as a "Stock Issuance"), except for (A) Stock Transfers and Stock Issuances which do not, individually or in the aggregate, result in a Change in Control, (B)
Stock Issuances pursuant to employee benefit plans or arrangements or pursuant to a bona fide public offering registered under the Securities Act of 1933, as amended, (C) Stock Transfers by will or by operation of the laws of descent or distribution upon the death of the Shareholder, provided that such shares shall remain subject to the terms of this Section, and (D) Stock Issuances and Stock
Transfers pursuant to a bona fide sale made in compliance with subsection (c) of this Section.
                  (c) The Company and the Shareholders jointly and severally agree that before any Store Sale, Stock Transfer or Stock Issuance not otherwise permitted by subsections (a) or (b) hereof, the Company or the Shareholder, as the case may be, will first deliver a written offer of sale with respect thereto to Richfood. If within twenty (20) days following the delivery of such offer, Richfood and the Company or the Shareholder, as the case may be, are unable to reach agreement as to the terms for the purchase and sale of such Store or Shares by Richfood, then the Company or the Shareholder may offer such Store or Shares for sale to any other person. In the event that the Company or the Shareholder receive a bona fide offer to purchase such Store or Shares from a third party that the Company or the Shareholder considers acceptable, the Company or the Shareholder shall deliver another written offer to Richfood to sell such Store or Shares to Richfood, specifying the terms of such bona fide offer and identifying the person or persons by whom such offer was made.
Richfood shall have twenty (20) days following receipt of such reoffer to purchase such Store or Shares on the terms of such bona fide offer. Richfood's acceptance of any offer or reoffer shall be made by delivery of written notice to the Company or the Shareholder, as the case may be, in accordance with
Section 7 hereof. Any Store or Shares not purchased by Richfood following a reoffer may be sold to the person identified as having made the bona fide offer in accordance with the terms thereof; provided, however, that if such sale is not consummated within ninety (90) days after the date of the expiration of the reoffer to Richfood, the Company's and the Shareholder's right to consummate such sale without again complying with this subsection shall terminate.

                  Section 10. Miscellaneous Provisions.
                  10.1 Entire Agreement. This Agreement supersedes any prior agreements between the parties with respect to the subject matter hereof and contains all of the agreements between the parties concerning the subject matter hereof. No prior representations, agreements or understandings pertaining to the same shall be of any force or effect. The terms and provisions hereof cannot be altered, changed or modified except by written agreement signed by each of the parties hereto.
                  10.2 Severability. If any provision of this Agreement shall be held by a court of law to be invalid, void or illegal, the remaining provisions hereof shall be severable and remain in full force and effect in accordance with their respective terms.
                  10.3 Headings. The headings contained in this Agreement are inserted for convenience and reference only. They do not constitute a part of this Agreement and do not define, limit or describe the scope or intent of the particular paragraphs to which they refer.
                  10.4 Time is of the Essence. Time is of the essence of this Agreement, but no delay or failure of either party to exercise any right hereunder, or to insist upon strict compliance with the terms and provisions hereof, shall constitute a waiver of any right hereunder or a waiver of the right thereafter to insist upon strict compliance with the terms and provisions hereof.
                  10.5 Confidentiality. No party hereto shall disclose or furnish information to any other person, firm or corporation with respect to any of the terms of this Agreement, any suppliers of goods hereunder or the pricing of such goods, nor shall any party hereto disclose any financial or operating information disclosed to it hereunder or in connection herewith, except with the express prior written consent of the other parties or as required by law
(including specifically any required filings with the Securities and Exchange
Commission), and except that any party hereto may disclose the terms of this Agreement to its lenders and financial advisors who agree to keep any such information confidential.
                  10.6 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia as applicable to contracts to be performed wholly within such Commonwealth.





                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                 RICHFOOD, INC.


                                          By:   /s/ John E. Stokely
                                                --------------------
                                                Title:  President & Chief
                                                          Executive Officer


                                                UKROP'S SUPER MARKETS, INC.


                                           By:   /s/ James E. Ukrop
                                                 ------------------
                                                 Title:  Vice Chairman & Chief
                                                          Executive Officer







                  The undersigned, being all of the Shareholders, hereby execute this Agreement to confirm that they agree to and shall be bound by the right of first refusal set forth in Section 9.2 hereof:

                                THE SHAREHOLDERS:


/s/Joseph Ukrop                                      /s/ Robert S. Ukrop
---------------                                      -------------------
Name: Joseph Ukrop                                   Name:  Robert S. Ukrop

/s/ James E. Ukrop                                   /s/ Robert S. Ukrop, Jr.
------------------                                   ------------------------
Name: James E. Ukrop                                 Name:  Robert S. Ukrop, Jr.

/s/ R. Scott Ukrop                                   /s/ Jacquelin M. Ukrop
------------------                                   ----------------------
Name: R. Scott Ukrop                                 Name:  Jacquelin M. Ukrop

/s/ Joseph E. Ukrop
-------------------
Name: Joseph E. Ukrop


JOSEPH AND JACQUELIN UKROP TRUST


/s/ James E. Ukrop                                   /s/ Jeffrey B. Ukrop
------------------                                   --------------------
Name:  James E. Ukrop,                               Name:  Jeffrey B. Ukrop
         Co-Trustee

/s/ Robert S. Ukrop                                  /s/ Nancy Jo Ukrop
-------------------                                  ------------------
Name:  Robert S. Ukrop,                              Name:  Nancy Jo Ukrop
         Co-Trustee

JAMES E. UKROP TRUST                                 ROBERT S. UKROP TRUST

/s/ Barbara B. Ukrop                                 /s/ Jayne B. Ukrop
--------------------                                 ------------------
Name: Barbara B. Ukrop, Trustee                      Name:  Jayne B. Ukrop,
                                                            Trustee




